www.TractorSupply.com

TRACTOR SUPPLY COMPANY PROVIDES BUSINESS UPDATE
~ Achieved Stronger Than Expected Fourth Quarter Sales ~
~ Fourth Quarter Same-Store Sales Increased by 7.6% ~

Brentwood, Tennessee, January 11, 2012 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today provided a business update for the fourth quarter ending December 31, 2011, in advance of its participation at the ICR XChange Conference.  The Company is scheduled to present at 12:20 p.m. Eastern Time tomorrow, January 12, 2012.  A webcast of the presentation will be available on the Company’s website at TractorSupply.com, and an archive of the webcast will be accessible for 30 days.

Net sales for the fourth quarter increased 20.1% to $1.24 billion from $1.03 billion in the prior year's fourth quarter.  The fourth quarter included an extra sales week as part of the Company’s 53-week calendar in 2011, which benefited fourth quarter sales by approximately 6.6%.  Same-store sales increased 7.6% compared to a 13.1% increase in the prior-year period.  The 7.6% increase includes an estimated 110 basis point benefit from one additional comparable sales day in the fourth quarter of 2011 versus last year.

The Company now anticipates annual net income to range from $2.97 to $2.99 per diluted share compared to its previous guidance of $2.85 to $2.89 per diluted share.  The Company estimates that the 53rd week in 2011 represented a benefit of approximately $0.09 per diluted share compared to the previously indicated range of $0.05 to $0.06 per diluted share.

Jim Wright, Chairman and Chief Executive Officer, stated, “While we are still in the early stages of the year-end financial closing process, we felt it was important to provide an update on expected results given such strong performance in the fourth quarter of 2011.  These results are reflective of the structural improvements we have made to our business in recent years, including a focus on C.U.E. merchandise, improved inventory management and merchandise allocation and regionalization, all of which have continued to reduce our dependence on weather trends.  Sales growth in the fourth quarter of 2011 was driven by continued strong transaction count and a year-over-year increase in average ticket, with added tailwinds from both the 53rd week and inflation.  We are very pleased that we have maintained the momentum in our business and are confident in our ability to deliver continued profitable growth.”

The Company plans to release its full fourth quarter 2011 results after the market close on Wednesday, February 1, 2012.

About Tractor Supply Company

At December 31, 2011, Tractor Supply Company operated 1,085 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control.  This information contains certain forward-looking statements.  These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s year-end financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations.  These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, on-going and potential legal or regulatory proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities and the ability to maintain an effective system of internal control over financial reporting.  Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements.  Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.